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                                                                    EXHIBIT 99.7

                             Non-Competition Agreement
                             -------------------------


          This Agreement dated July 10, 1994, between McKesson Corporation, a Delaware corporation ("McKesson"), SP Ventures, Inc., a Delaware corporation ("Spinco"), ECO Acquisition Corporation, a Delaware corporation ("Buyer"), and Eli Lilly and Company, an Indiana corporation ("Parent"), WITNESSES:

          Concurrently with this Agreement, McKesson, Buyer and Parent are executing an Agreement and Plan of Merger ("Merger Agreement"), and McKesson, Spinco and others are executing a Reorganization and Distribution Agreement pursuant to which certain assets of McKesson will be transferred to Spinco. In consideration thereof, Spinco hereby covenants and agrees with Buyer and Parent that from and after the Offer Purchase Date (as defined in the Reorganization and Distribution Agreement) and until the fifth anniversary thereof, it will not (nor will it permit any other entity in which it holds an interest giving it effective control to) engage anywhere in the world (except in Mexico) in any activity in competition in any material respect with (i) the Prescription Business (as defined in the Reorganization and Distribution Agreement) as such is conducted on the Offer Purchase Date, (ii) any of the current or proposed activities described in Exhibit A hereto, or (iii) any of the current or proposed activities that are not described in Exhibit A hereto but are described in the "Core PCS Capabilities" section (pages 9-15) of the PCS Health Systems, Inc. ("PCS") Confidential Information dated June 1994; provided, however, that
                                                       --------  -------
any development activities described in such "Core PCS Capabilities" section of the Confidential Information shall be deemed to be included in the foregoing clause (iii) only if PCS, as of June 1994, had devoted substantial management or other resources to such activities or had commenced software programming for such activities. Notwithstanding the foregoing, the parties hereto acknowledge and agree that any business or activities of Spinco or Healthcare Delivery Systems, Inc. ("HDS"), respectively, which may be engaged in by Spinco or HDS, respectively, following the Distribution, consistent with the McKesson Services Agreement between Spinco and PCS and the HDS Services Agreement among PCS, Parent and HDS, respectively, shall not be deemed to be activities in competition with the
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Prescription Business or otherwise subject to the restrictions of the preceding sentence. To the extent HDS has access to services and capabilities of Integrated Medical Systems, Inc., including the Prescription Benefit Management Services (as defined in the Network Sponsorship and Participation Agreement between McKesson and IMS), HDS shall not permit that access to be used by others in activities that, if conducted by HDS, would violate any of the covenants set forth in this Agreement.

          Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without affecting the validity or enforceability of the remaining provisions hereof. Any such prohibition or unenforceabilty in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

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          This Agreement shall become effective only upon the occurrence of the
Offer Purchase Date, and shall terminate and be null and void and of no force and effect upon any termination of the Merger Agreement.

          Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Merger Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of law) as to all matters, including, without limitation, matters of validity, construction, effect, performance and remedies.

                             McKESSON CORPORATION



                             By /s/ Garret Scholz
                               -------------------------


                             SP VENTURES, INC.



                             By /s/ Arthur Chong
                               -------------------------


                             ECO ACQUISITION CORPORATION



                             By /s/ Charles E. Schalliol
                               -------------------------


                             ELI LILLY AND COMPANY



                             By /s/ Randall L. Tobias
                               -------------------------

                                       3
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                                                                       EXHIBIT A

NATIONAL ELECTRONIC INFORMATION CORPORATION - PCS was selected by the National Electronic Information Corporation (NEIC), the largest consortium of leading U.S. insurers, representing more than 80 million members, to operate its Healthcare Information Network/SM /(HCIN), the first nationwide electronic data interchange for health care. HCIN currently furnishes patient eligibility and benefit coverage information to providers at the point of service in nine states, and is moving to expand its service territory and add capabilities for treatment authorizations, referrals, and claim inquiries;

INTEGRATED MEDICAL SYSTEMS - In January 1994, McKesson acquired a significant minority interest in Integrated Medical Systems, Inc. (IMS), the nation's leader in community medical information networks.

The IMS network currently links more than 10,000 physicians and other health care providers including hospitals and laboratories with HMOs, PPOs and health plan sponsors, more than any competitive system. IMS operates its networks in 36 communities, including 23 of the nation's 50 largest markets. Including recently signed contracts, IMS now offers network services to more than 100 major hospitals that, combined with IMS's managed care and lab clients, have relationships with more than 100,000 physicians.

Current development activity on the IMS/PCS network is focused on providing physicians electronic access to clinical guidelines, formulary information, and patient-specific information (e.g., compliance tracking), enabling the consistent delivery of quality, cost-effective therapies. Targeting physicians could increase the efficiency of the prescribing process, giving essential drug information to physicians at the point of care and reducing the need for inefficient intervention through physician telemarketing or pharmacy switches;

MANAGED INFUSION CARE (MIC) - With implementation of MIC, PCS will be able to deliver a managed care system to its clients for their share of the rapidly-growing $4 billion home infusion market. Managed Infusion Care will combine:
(1) PCS's historic expertise in managed prescription care program design and management; (2) extensions
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of PCS's clinically-based pharmaceutical intervention (formularies and drug utilization review); (3) implementation of on-line transaction processing technology (RECAP(R)) in a new provider arena; and (4) leverage of PCS's network development skills to create a cost-competitive network of managed infusion providers.

MANAGED MAIL SERVICE - PCS has developed its own integrated managed prescription mail service. This new program will create a PCS "private-label" mail service for its customers incorporating comprehensive drug utilization review and consistent formulary management across retail and mail settings. Orders will be fulfilled by nationally recognized mail service companies, including Retired Persons Service, Inc. (RPS), the administrator of the AARP Pharmacy Service, and Express Pharmacy Services, a unit of Thrift Drug. This new capability went on-line June 1 with initial clients being served by RPS; and

LABONE - In May 1994, PCS executed a joint marketing agreement with LabOne, Inc. to develop the first nationwide electronically-linked system of laboratory testing services. The managed lab program would offer PCS's clients substantial savings for clinical laboratory testing services and provide the opportunity to link appropriate drug therapy recommendations to specific test results using a single point-of-service health "card."

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